UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2013

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers;
Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

2014 Bonus Program

On October 28, 2013 the Compensation Committee adopted and approved the 2014 Executive Officer Bonus Program, pursuant to which the Company’s executive officers, including its named executive officers (“NEOs”), may earn bonuses based on Company and business unit financial performance during fiscal 2014. No bonuses will be paid unless the Company achieves at least the threshold level of performance against its corporate-level adjusted EBITDA goal. The treatment of personal goals under the Company’s annual bonus plan was modified for the 2014 fiscal year, in order to enable bonuses to fully qualify as “performance-based compensation” under Internal Revenue Section 162(m), and thereby be fully deductible by the Company. Whereas in prior years achievement of personal goals, which included discretionary elements, could result in an additional bonus award of up to 25% of the target amount, under the 2014 program the Compensation Committee may adjust downward (but not upward) by up to 20% of the potential bonus amount to reflect individual performance or failure to fully achieve personal goals. In order to maintain a comparable level of total cash compensation in view of the elimination of the 25% additional bonus opportunity under the new program design, payout levels as a percentage of salary were increased at the target level by 10% for our NEOs other than William A. Furman, President and Chief Executive Officer, and by 15% for Mr. Furman. Threshold payouts remain at 60% of target, and stretch payouts remain at 200% of target.

For Mr. Furman and Mark J. Rittenbaum, Executive Vice President and Chief Financial Officer, 75% of the bonus opportunity is based on achievement of the Company’s corporate-level adjusted EBITDA goal and 25% is based on achievement of corporate-level adjusted return on invested capital (“ROIC”) goal. For named executive officer Alejandro Centurion, President of Greenbrier Manufacturing Operations (“GMO”), 30% of the bonus opportunity is based on the corporate-level adjusted EBITDA goal, 45% is based on achievement of GMO’s pre-tax income performance goal, and 25% is based on performance goals related to GMO inventory turns. For named executive officer William Glenn, Senior Vice President and Chief Commercial Officer, 40% of the bonus opportunity is based on the corporate-level adjusted EBITDA goal, 30% is based on European operations pre-tax earnings, and 30% is based on performance goals related to return on invested capital at the repair and parts business unit level.

Corporate adjusted EBITDA is defined as EBITDA (net earnings before interest, taxes, depreciation and amortization) before bonus, adjusted for special and non-recurring items listed in the Company’s Umbrella Performance Based Plan for Executive Officers, in the discretion of the Compensation Committee. Corporate adjusted ROIC is defined as net operating profit after cash paid during the period for income taxes, divided by Average Invested Capital (revolving notes, plus notes payable, plus total equity, minus cash balances in excess of $40 million), (both as adjusted for special and non-recurring items listed in the Company’s Umbrella Performance Based Plan for Executive Officers, in the discretion of the Compensation Committee).

Each named executive officer has up to three personal goals that are of strategic importance to the Company. The personal goals for the named executive officers are in the general categories of succession planning, human resources goals, strategic initiatives, restructuring of operations, operating efficiency and capacity and workplace safety. The CEO will evaluate goal achievement by executive officers (except the CEO, whose achievement of personal goals will be evaluated by the Compensation Committee), and may recommend to the Compensation Committee the downward (but not upward) adjustment of a bonus award of up to 20% to reflect individual performance or failure to fully achieve personal goals.

Potential bonus payments are established for each executive officer at different percentages of base salary, depending on the achievement of threshold, target or stretch performance against the financial performance goals described above. Bonus amounts will be interpolated for performance between the threshold, target and stretch levels. The target, threshold and stretch bonus amounts for each of the Company’s named executive officers participating in the 2014 Executive Officer Bonus Program, as a percentage of base salary, are as follows:

Named Executive Officer	Threshold	Target	Stretch
Mr. Furman	69%	115%	230%
Mr. Rittenbaum	48%	80%	160%
Mr. Centurion	54%	90%	180%
Mr. Glenn	48%	80%	160%

The Company sets aggressive performance targets to encourage high performance from its executive officers, but also acknowledges that the Company’s financial performance can be significantly affected by geopolitical events and economic forces beyond the Company’s control. Accordingly, the threshold level of adjusted EBITDA is variable and may decrease at pre-determined intervals if the industry-wide level of new rail car deliveries as reported from October 1, 2013 through September 30, 2014 falls below current industry forecasts provided by third party industry organizations. In the event the threshold level of adjusted EBITDA is so reduced, the potential bonus amounts payable at threshold would be reduced proportionately from 60% of target to 30% of target at the lowest payout level.

For new participants in the 2014 Executive Officer Bonus Program with less than a full year of service (if any), the bonus award for fiscal 2014 (if any) will be prorated based on actual earnings. Participants who voluntarily resign prior to the date bonuses are paid will not be eligible to receive a bonus award for fiscal 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: October 31, 2013	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer

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